Exhibit 10.5

TAX ALLOCATION AGREEMENT

BY AND AMONG

UNION PACIFIC CORPORATION,

OVERNITE CORPORATION

AND

SUBSIDIARIES

DATED AS OF NOVEMBER 5, 2003

TAX ALLOCATION AGREEMENT

THIS AGREEMENT is entered into as of November 5, 2003, between Union Pacific Corporation (“UPC”), a Utah corporation, on behalf of itself and the other members of the UPC Consolidated Group and the UPC Unitary Group (both as hereinafter defined), and Overnite Corporation, a Virginia corporation, on behalf of itself and the other members of the Overnite Consolidated Group and the Overnite Unitary Group (both as hereinafter defined), which includes Overnite Holding, Inc. (“OHI”), a Delaware corporation.

WHEREAS, UPC and OHI were parties to that certain Tax Allocation Agreement between them dated as of January 1, 1991 (the “1991 Agreement”) setting forth and confirming: certain matters relating to the inclusion of OHI and certain other companies in the UPC consolidated Federal Income Tax returns and Unitary Income Tax returns; the allocation of Tax liabilities for periods during which OHI and other companies were or would be Subsidiaries of UPC; the administration of Tax audits and proceedings; and the principles embodied in Tax allocation policies then in effect between UPC and OHI; and

WHEREAS, the 1991 Agreement provides that it may be amended only by written agreement of UPC and OHI; and

WHEREAS, in connection with the Acquisition and the Offering (both as hereinafter defined), OHI will become a wholly-owned subsidiary of Overnite Corporation, and Overnite Corporation and its Subsidiaries will cease to be members of the UPC Consolidated Group and the UPC Unitary Group; and

WHEREAS, the members of the Overall Consolidated Group (as defined below) desire to amend and restate the 1991 Agreement to reflect the Offering and for other reasons;

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree that the 1991 Agreement is amended and restated in full as follows:

ARTICLE I

DEFINITIONS AND OTHER PROVISIONS

For purposes of this Agreement, the following terms shall have the meanings ascribed to them. Each such term may be used in either the singular or the plural.

Section 1.1. 1991 Agreement. The term “1991 Agreement” has the meaning ascribed to such term in the first premise of this Agreement.

Section 1.2. 2001 Motor Cargo Merger Agreement. The term “2001 Motor Cargo Merger Agreement” means the Agreement and Plan of Merger By and Among Motor Cargo Industries, Inc., Union Pacific Corporation and Motor Merger Co. dated as of October 15, 2001.

Section 1.3. 2003 Pre-Offering Period. The term “2003 Pre-Offering Period” means the Pre-Offering Period beginning January 1, 2003.

Section 1.4. Acquisition. The term “Acquisition” means UPC’s transfer of all the issued and outstanding shares of common stock of OHI to Overnite Corporation in exchange for all of the issued and outstanding stock of Overnite Corporation and a promissory note, as contemplated in the Stock Purchase and Indemnification Agreement.

Section 1.5. Actual Loss. The term “Actual Loss” means the amount of all Taxes actually incurred or Tax Benefits lost (in either case based upon the Tax law in effect at the time of loss and discounted at the Applicable Federal Rate using monthly compounding) by a Party as a result of an action (or failure to act) by another Party with respect to matters described in this Agreement. Such Tax or lost Tax Benefit resulting from such action (or failure to act) shall be calculated using the allocated Tax liability for the appropriate Tax jurisdiction, net of the present value of any reasonably anticipated related offsetting Tax Benefit (based upon the Tax law in effect at the time of computation) discounted at the Applicable Federal Rate using monthly compounding.

Section 1.6. Additional Shares. The term “Additional Shares” has the same meaning as in the Underwriting Agreement.

Section 1.7. Aggregate Deemed Sales Price. The term “Aggregate Deemed Sales Price” means the Aggregate Deemed Sales Price as determined under Code Section 338 and the Treasury regulations thereunder and the corresponding provisions of state or local law.

Section 1.8. Applicable Federal Rate. The term “Applicable Federal Rate” means the Federal short-term rate, with monthly compounding, as determined under Code Section 1274(d).

Section 1.9. Business Day. The term “Business Day” means a day of the year on which banks are not required or authorized to close in New York City.

Section 1.10. Code. The term “Code” means the Internal Revenue Code of 1986, as amended, and any successor statute.

Section 1.11. Federal Income Tax. The term “Federal Income Tax” means the Income Taxes imposed under the Code.

Section 1.12. Income Tax. The term “Income Tax” means any domestic Tax (whether denominated as “income tax,” a “franchise tax” or otherwise), based upon taxable income of an entity or group of entities.

Section 1.13. Item. The term “Item” means a Tax attribute, item of income, loss, deduction, preference, or credit attributable to the assets or activities of a Party.

Section 1.14. Miscellaneous Tax. The term “Miscellaneous Tax” means any Tax other than Federal Income Tax, Unitary Income Tax, and Separate Return Income Tax (including but not limited to excise Taxes, windfall profits Taxes, value added Taxes, franchise Taxes based on net worth, real property Taxes, personal property Taxes, severance Taxes, single business Taxes, gross receipts Taxes, state or local sales or use Taxes, employment and payroll Taxes and premiums, and all foreign Taxes).

Section 1.15. Motor Cargo. The term “Motor Cargo” means, collectively, Motor Cargo Industries, Inc., a Utah corporation, as that corporation existed before the transactions consummated pursuant to the 2001 Motor Cargo Merger Agreement, Motor Cargo Industries, Inc., a Utah corporation, as that corporation has existed since such transactions and all Subsidiaries (whether or not currently in existence) of either such corporation.

Section 1.16. Motor Cargo Pre-Consolidation Income Taxes. The term “Motor Cargo Pre-Consolidation Income Taxes” means all Income Taxes imposed on or payable by Motor Cargo for any taxable period beginning before the date Motor Cargo joined the Overall Consolidated Group.

Section 1.17. Negotiation Period. The term “Negotiation Period” means the period beginning with receipt of notice of a dispute and ending with receipt of notice by one Party that the other Party wishes to end the Negotiation Period, as described in Section 8.1 of this Agreement.

Section 1.18. Nexus. The term “Nexus” means the level of activity that must be established in a Taxing jurisdiction to enable it to impose an Income Tax.

Section 1.19. Offering. The term “Offering” means UPC’s sale of Overnite Corporation stock through a public offering as contemplated in the Stock Purchase and Indemnification Agreement.

Section 1.20. Offering Date. The term “Offering Date” means the date on which OHI ceases to be a member of the Overall Consolidated Group.

Section 1.21. Overall Consolidated Group. The term “Overall Consolidated Group” means the group of corporations composed of the Overnite Consolidated Group and the UPC Consolidated Group (both as defined below).

Section 1.22. Overall Unitary Group. The term “Overall Unitary Group” means the group of corporations composed of the Overnite Unitary Group and the UPC Unitary Group (both as defined below).

Section 1.23. Overnite Consolidated Group. For all periods through the date that OHI becomes a wholly-owned Subsidiary of Overnite Corporation, the term “Overnite Consolidated Group” means OHI and all other corporations that, but for UPC’s ownership of the stock of OHI, would be members of an affiliated group of corporations (within the meaning of Section 1504(a) of the Code) having OHI as its common parent, (including disregarded entities, within the meaning of Treasury Regulation Section 301.7701-3(b)(1)(ii) owned by such members). For all periods thereafter, the term “Overnite Consolidated Group” means Overnite Corporation and all other corporations that are members of the affiliated group of corporations (within the meaning of Section 1504(a) of the Code) of which Overnite Corporation is (or, but for UPC’s ownership of the stock of Overnite Corporation, would be) the common parent, (including disregarded entities within the meaning of Treasury Regulation Section 301.7701-3(b)(1)(ii) owned by such members), together with any other corporations which may become members of such affiliated group and any passthrough entities in which Overnite Corporation or any member of such affiliated group may become a member.

Section 1.24. Overnite Miscellaneous Tax. The term “Overnite Miscellaneous Tax” means any Miscellaneous Tax for which any member of the Overnite Consolidated Group or Overnite Unitary Group is liable under applicable law.

Section 1.25. Overnite Separate Return Income Tax. The term “Overnite Separate Return Income Tax” means a Separate Return Income Tax for which any member of the Overnite Consolidated Group or Overnite Unitary Group is liable under applicable law. States and local jurisdictions where members of the Overnite Consolidated Group and Overnite Unitary Group file on a separate company basis are identified in Appendix I.

Section 1.26. Overnite Unitary Group. For all periods through the date that OHI becomes a wholly-owned Subsidiary of Overnite Corporation, the term “Overnite Unitary Group” means OHI and all other entities that, but for UPC’s ownership of the stock of OHI, would be identified by a state or local Taxing Authority as the basis for the Unitary Income Tax assessment and Unitary Income Tax Return of OHI. For all periods thereafter, the term “Overnite Unitary Group” means Overnite Corporation and all other entities identified by a state or local Taxing Authority as the basis for the Unitary Income Tax assessment and Unitary Income Tax Return of Overnite Corporation.

Section 1.27. Party. The term “Party” means either the members of the UPC Consolidated Group or of the Overnite Consolidated Group as the context requires.

Section 1.28. Post-Offering Period. The term “Post-Offering Period” means any taxable period beginning after the Offering Date.

Section 1.29. Pre-Offering Period. The term “Pre-Offering Period” means any taxable period ending on or prior to the Offering Date.

Section 1.30. Section 338(h)(10) Defense Cost. The term “Section 338(h)(10) Defense Cost” means an out-of-pocket cost actually and reasonably incurred by a Party in defending the validity of the Section 338(h)(10) Elections (or any of them) to the Internal Revenue Service or other Taxing Authority, in connection with any administrative proceedings (including but not limited to examination, claim for refund, amended return, request for ruling, technical advice or other internal procedure, appeal or alternative dispute resolution procedure) or litigation.

Section 1.31. Section 338(h)(10) Election. The term “Section 338(h)(10) Election” means an election under Section 338(h)(10) of the Code and the regulations thereunder and any similar elections available under any applicable state or local law with respect to (a) the Acquisition, and (b) each of the deemed acquisitions of the stock of all the direct and indirect Subsidiaries of OHI except Motor Cargo.

Section 1.32. Separate Return Income Tax. The term “Separate Return Income Tax” means any state or local Income Tax, other than a Unitary Income Tax, incurred by any member of the Overall Consolidated Group.

Section 1.33. Stock Purchase and Indemnification Agreement. The term “Stock Purchase and Indemnification Agreement” means the Stock Purchase and Indemnification Agreement dated November 5, 2003, among UPC, Overnite Corporation, OHI, Overnite Transportation Company, and Motor Cargo Industries, Inc.

Section 1.34. Subsidiary. A “Subsidiary” of a corporation is a business entity (including, but not limited to, a corporation, partnership, limited partnership, limited liability company, limited partnership or business trust) of which such corporation owns more than 50% of the issued and outstanding equity interests (as the case may be, including but not limited to, stock or partnership membership or beneficial interests).

Section 1.35. Tax. The term “Tax” means any federal, state, territorial, local, foreign and other net income, gross income, gross receipts, sales, use, value added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, unemployment insurance, workers compensation, social security, excise, severance, stamp, business license, occupation, premium, property, environmental, windfall profits, customs, duties, alternative minimum, estimated or other Tax, fee, premium, assessment or charge of any kind whatever imposed or collected by any governmental entity or political subdivision thereof, which any member of the UPC Consolidated Group, UPC Unitary Group, Overnite Consolidated Group or Overnite Unitary Group is required to pay, collect or withhold, together with any interest, penalties, additions to Tax, or additional amounts with respect thereof, in each case through date of payment.

Section 1.36. Tax Benefit. The term “Tax Benefit” means (a) any refund, credit, carryover, carryback or other reduction in otherwise required Tax payments; and (b) any decrease in any Tax in one Tax period that results from an adjustment to liability for Tax in another Tax period, such as an increase in a deduction for depreciation that results from a determination that, in a previous Tax period, an expenditure is capitalized and not deducted, or that an item of gain is recognized.

Section 1.37. Taxing Authority. The term “Taxing Authority” means any governmental authority (whether United States or non-United States, and including any state, municipality, political subdivision or governmental agency) responsible for the imposition or administration of any Tax.

Section 1.38. Underwriting Agreement. The term “Underwriting Agreement” means the Underwriting Agreement dated October 30, 2003, among: UPC, Overnite Corporation, OHI, and Credit Suisse First Boston, LLC, and Morgan Stanley & Co. Incorporated as representatives of the several underwriters.

Section 1.39. Unitary Income Tax. The term “Unitary Income Tax” means a state or local Income Tax which reflects the combined or consolidated reporting (either on a domestic or worldwide basis) of any of the Parties and their respective affiliates for a state or local jurisdiction which either (a) imposes its Income Tax on its apportioned and/or allocable share of the taxable income of a taxpayer and its domestic affiliates that are engaged in a “unitary business”, part of which is conducted in the state or (b) imposes its Income Tax on its apportioned and/or allocable share of the taxable income of a taxpayer and its affiliates – both domestic and foreign – that are engaged in a unitary business. States and local jurisdictions where UPC and affiliates file on a unitary basis are identified in Appendix I.

Section 1.40. Unitary Group. The term “Unitary Group” means one of: the Overnite Unitary Group, the UPC Unitary Group or the Overall Unitary Group.

Section 1.41. UPC Consolidated Group. The term “UPC Consolidated Group” means the affiliated group of corporations (within the meaning of Section 1504(a) of the Code) of which UPC is the common parent (including disregarded entities within the meaning of Treasury Regulation Section 301.7701-3(b)(1)(ii) owned by such members), including corporations (and their disregarded entities) that were but no longer are part of such affiliated group, but excluding the members of the Overnite Consolidated Group.

Section 1.42. UPC Separate Return Income Tax. The term “UPC Separate Return Income Tax” means a Separate Return Income Tax for which any member of the UPC Consolidated Group is liable under applicable law.

Section 1.43. UPC Miscellaneous Tax. The term “UPC Miscellaneous Tax” means any Miscellaneous Tax for which any member of the UPC Consolidated Group is liable under applicable law.

Section 1.44. UPC Unitary Group. The term “UPC Unitary Group” means UPC and all other entities identified by a state or local Taxing jurisdiction as the basis for the Unitary Income Tax assessment and Unitary Income Tax Returns of UPC, but excluding the members of the Overnite Unitary Group.

ARTICLE II

FILING OF CONSOLIDATED RETURNS AND ELECTIONS

Section 2.1. Consolidated and Unitary Returns. For the 2003 Pre-Offering Period, UPC shall, to the extent permitted by law, include (a) the Overnite Consolidated Group in its Federal Income Tax return for the Overall Consolidated Group and (b) the Overnite Unitary Group in its Unitary Income Tax returns for the Overall Unitary Group. UPC shall have the right to obtain extensions of time to file these returns as it deems necessary in its sole discretion. These returns shall be prepared by UPC and shall be filed in a timely manner. UPC shall have sole responsibility and control with respect to determining Tax return positions for the Overnite Consolidated Group Items and the Overnite Unitary Group Items for the 2003 Pre-Offering Period; provided, however, UPC shall use for the Overnite Consolidated Group and Overnite Unitary Group any Tax return positions that are requested by Overnite Corporation and both Parties agree are appropriate under applicable law (including regulations), if the effect of doing so would be to produce a Tax Benefit of $50,000 or more in the aggregate with respect to any Income Taxes allocated to Overnite Corporation under this Agreement or any Overnite Separate Return Income Tax without producing an Actual Loss with respect to Income Taxes allocated to UPC under this Agreement.

Section 2.2. Filing Information.

(a) Overnite Corporation shall supply UPC with (i) a completed pro forma consolidated Federal Income Tax return for the Overnite Consolidated Group for the 2003 Pre-Offering Period, together with all appropriate information necessary for the integration of such return into the consolidated Federal Income Tax return for the Overall Consolidated Group for such period, and (ii) the data and information relating to the Overnite Unitary Group necessary to prepare the Unitary Income Tax returns to be filed by UPC under this Agreement.

(b) All the returns and information set forth in Section 2.2(a) shall be provided pursuant to timetables and instructions as mutually agreed by UPC and Overnite Corporation. In the event that Overnite Corporation (i) either does not timely provide such information or provides information that is incomplete or otherwise not reasonably satisfactory to UPC, and (ii) Overnite Corporation does not cure such defect within 30 Business Days after UPC gives notice thereof, UPC shall be entitled to require Overnite Corporation to engage, at Overnite Corporation’s expense, an independent accounting firm reasonably acceptable to UPC and Overnite Corporation to gather and provide the information which Overnite Corporation is required to provide under this Section 2.2.

(c) The returns and information provided by Overnite Corporation pursuant to Section 2.2(a) shall be consistent with all elections and accounting methods used by the Overnite Consolidated Group in previous Tax periods, except as otherwise required by applicable law (including regulations) or agreed to by UPC. In addition, the Overnite Consolidated Group shall notify UPC of any changes to elections or accounting methods from the prior year. The Overnite Consolidated Group shall indemnify UPC for any Actual Loss suffered by the UPC Consolidated Group due to any failure of the Overnite Consolidated Group to comply with these requirements.

Section 2.3. Section 338(h)(10) Elections.

(a) Overnite Corporation and UPC agree to make and file the Section 338(h)(10) Elections jointly and in a timely manner.

(b) As requested from time to time by UPC (whether before, at, or after the Offering Date), Overnite Corporation shall assist UPC in, and shall provide the necessary information to UPC in connection with, the preparation of Internal Revenue Service Form 8023, Elections Under Section 338 For Corporations Making Qualified Stock Purchases, and any comparable or related forms required under any applicable state or local law, and the required schedules or statements thereto (the “Section 338 Election Forms”) relating to the Section 338(h)(10) Elections. Without limiting the generality of the preceding sentence and with respect to each Section 338 Election Form delivered by UPC to Overnite Corporation on or before the Offering Date, Overnite Corporation shall, no later than the Offering Date, cause each such Section 338 Election Form to be duly executed by Overnite Corporation or an affiliate of Overnite Corporation, as appropriate, and shall deliver the same to UPC at the Offering Date. If UPC determines at or after the Offering Date that any change is to be made in a Section 338 Election Form previously executed by Overnite Corporation or an affiliate of Overnite Corporation and delivered by Overnite Corporation to UPC, then UPC may prepare a new Section 338 Election Form and deliver such new Section 338 Election Form to Overnite Corporation, and Overnite Corporation shall cause such Section 338 Election Form to be duly executed by Overnite Corporation or an affiliate of Overnite Corporation, as appropriate, and shall promptly deliver such executed Section 338 Election Form to UPC.

(c) UPC shall timely file (or cause to be filed) the Section 338 Election Forms on behalf of UPC and Overnite Corporation, and shall provide notice of such filing to Overnite Corporation. UPC and Overnite Corporation shall thereafter take any and all actions necessary or appropriate to effect the timely filing of any other Section 338 Election Forms required to be filed for any applicable state or local tax purposes.

(d) With respect to the filings described in Section 2.3(c) above, the members of the UPC Consolidated Group and the Overnite Consolidated Group will (i) treat as valid the Section 338(h)(10) Elections, (ii) not take any action inconsistent with such treatment and (iii) timely file, or cause to be filed, all tax returns affected by such filings in a manner consistent with the Section 338(h)(10) Elections (including but not limited to attaching such Section 338 Election Forms and the schedules related thereto to the appropriate tax returns in the manner prescribed by applicable regulations or other applicable law).

(e) Within 90 Days of the Offering Date, Overnite Corporation shall present to UPC a completed Internal Revenue Service Form 8883, Asset Allocation Statement Under Section 338, and any comparable or related forms under any applicable state or local law. Provided such allocation of the Purchase Price is reasonable, UPC shall adopt the same allocation on its own Form 8883, and any comparable or related forms under any applicable state or local law. If UPC determines that such allocation is not reasonable, the Parties shall take reasonable steps to come to an agreement on an allocation.

(f) Each of the members of the UPC Consolidated Group and Overnite Consolidated Group hereby covenants to take all appropriate actions to ensure the validity and effectiveness of the Section 338(h)(10) Elections, and not to take any action which jeopardizes their validity and effectiveness. For purposes of this Section 2.3(f), an action which jeopardizes the validity and effectiveness of the Section 338(h)(10) Elections includes, but is not limited to, the issuance by Overnite Corporation of Overnite Corporation voting stock to a person or persons (other than UPC) who collectively would own stock constituting 70% or more of the combined voting power of all classes of Overnite Corporation stock entitled to vote immediately after any such issuance.

(g) Overnite Corporation shall not, during the 180-day period commencing on the Offering Date, offer, pledge, sell, contract to sell, sell any option, sell any contract to purchase, grant any option, right or warrant to purchase, or issue stock in itself other than transactions described in the Form S-1 Registration Statement filed with the United States Securities and Exchange Commission on August 4, 2003, and amended on September 12, 2003, October 14, 2003, October 23, 2003, October 30, 2003 and

October 30, 2003, unless Overnite Corporation receives prior written consent from UPC. UPC shall respond to any request for consent within 30 calendar days, and shall not withhold consent unless, in the opinion of UPC’s Vice President - Tax, such action by Overnite Corporation would jeopardize the validity of any of the Section 338(h)(10) Elections. UPC and all members of the UPC Consolidated Group shall keep any request under this Section 2.3(g), and any information associated with such request, strictly confidential; shall not disclose any such information to any other party unless required by law; and shall not use any such information in any manner that could violate any federal or state securities law.

Section 2.4. Other Elections.

(a) Overnite Corporation shall execute and file any and all consents, elections, or other similar documents and shall maintain in effect previously filed elections, consents, or other similar documents necessary or appropriate to effect the filing of the consolidated Federal Income Tax and Unitary Income Tax returns for the Overall Consolidated Group for the 2003 Pre-Offering Period.

(b) UPC shall determine, in its sole discretion, whether an election under either Treasury Regulation Section 1.1502-76(b)(2)(ii) (to ratably allocate a year’s items) or Section 1.1502-76(b)(2)(iii) (to ratably allocate a month’s items) should be made, and the Overnite Consolidated Group shall make such elections if and only if instructed by UPC.

ARTICLE III

TAX ALLOCATIONS

Section 3.1. Prior Tax Allocations. Except as otherwise provided herein, all Tax payments, allocations and settlements between the Parties made prior to the Offering (including, but not limited, to those made pursuant to the 1991 Agreement) shall be final, and neither Party shall have a claim against the other under this Agreement relating to any such Tax payment, allocation or settlement.

Section 3.2. Consolidated Federal Income Tax and Tax Benefits.

(a) Except as provided in Sections 3.6 and 3.7 and subject to Section 7.1, with respect to any Pre-Offering Period, all Federal Income Tax and Tax Benefits relating thereto of the Overall Consolidated Group (including all Federal Income Tax and Tax Benefits in any Pre-Offering Period of the Overall Consolidated Group resulting from the Acquisition and the Offering) shall be allocated to UPC.

(b) With respect to any Post-Offering Period, (i) all Federal Income Tax and Tax Benefits relating thereto of the Overnite Consolidated Group (including all Federal Income Tax Benefits in any Post-Offering Period of the Overnite Consolidated Group resulting from the Acquisition and the Offering) shall be allocated to Overnite Corporation, and (ii) all Federal Income Tax and Tax Benefits relating thereto of the UPC Consolidated Group shall be allocated to UPC.

(c) All Tax Benefits from eliminating interest on overlapping periods of Federal Income Tax overpayments and underpayments under Section 6621 of the Code that in any way involve Federal Income Taxes for any Pre-Offering Period shall remain with UPC, and any claims or requests to apply this provision to Federal Income Taxes that in any way involve Federal Income Taxes for any Pre-Offering Period shall remain the sole responsibility of UPC. The Overnite Consolidated Group shall not file any claim or request to eliminate interest on overlapping periods of Tax overpayments and underpayments that in any way involves Federal Income Taxes for any Pre-Offering Period.

Section 3.3. Unitary Income Tax and Tax Benefits.

(a) Except as provided in Sections 3.6 and 3.7 and subject to Section 7.1, with respect to any Pre-Offering Period, all Unitary Income Tax and Tax Benefits due to or receivable from a Taxing Authority by any member of the Overall Unitary Group (including all Unitary Income Tax and Tax Benefits in any Pre-Offering Period of the Overall Unitary Group resulting from the Acquisition and the Offering) shall be allocated to UPC. Nexus for purposes of the determination of the Unitary Income Tax Liability in a particular jurisdiction shall be determined solely by UPC. Should a Taxing Authority subsequently determine Nexus differently from a determination previously made, the Unitary Income Tax liability shall be governed by such Tax authority’s sustained or agreed upon final determination, and any additional Unitary Income Tax liabilities arising therefrom shall be allocated to UPC with respect to any Pre-Offering Period.

(b) With respect to any Post-Offering Period, (i) all Unitary Income Tax for which any member of the Overnite Unitary Group is liable, and any Tax Benefit relating to Unitary Income Tax to which any member of the Overnite Unitary Group is entitled (including all Unitary Income Tax Benefits in any Post-Offering Period of the Overnite Unitary Group resulting from the Acquisition and the Offering), shall be allocated to Overnite Corporation, and (ii) all Unitary Income Tax for which any member of the UPC Unitary Group is liable, and any Tax Benefit relating to Unitary Income Tax to which any member of the UPC Unitary Group is entitled, shall be allocated to UPC.

Section 3.4. Separate Return Income Taxes and Tax Benefits. Except as otherwise provided in Section 3.7, all liabilities for Separate Return Income Taxes shall remain the sole responsibility of the particular entity which incurred or whose predecessor incurred the liability or whose activities (or predecessors’ activities) resulted in the liability. Likewise, any Tax Benefits relating to Separate Return Income Tax (including but not limited to refunds received as a result of audits, claims or amended returns) shall be the sole property of the entity which is entitled to the refund or claim under applicable law. Nexus for purposes of the determination of Overnite Separate Return Income Tax liability in any jurisdiction shall be determined by Overnite Corporation. Should a Taxing Authority subsequently determine Nexus differently from a determination previously used, the Overnite Separate Return Income Tax liability shall be governed by such Taxing Authority’s sustained or agreed upon final determination, and any additional Overnite Separate Return Income Tax arising therefrom shall remain the liability of the particular entity which incurred or whose predecessor incurred the liability or whose activities (or predecessors’ activities) resulted in the liability.

Section 3.5. Miscellaneous Taxes and Tax Benefits. All liabilities for Miscellaneous Taxes shall remain the sole responsibility of the particular entity which incurred or whose predecessor incurred the liability or whose activities (or predecessors’ activities) resulted in the liability. Likewise, any Tax Benefits relating to any Miscellaneous Taxes (including but not limited to refunds received as a result of audits, claims or amended returns) shall be the sole property of the entity which is entitled to the refund or claim by operation of law or under the terms of this Agreement.

Section 3.6. Adjustments for Liabilities. If (i) any liability (including but not limited to a contingent liability) of any member of the Overnite Consolidated Group or the Overnite Unitary Group becomes payable or accrues at or after the Offering Date, and (ii) such event results in a net increase in the Aggregate Deemed Sales Price, then any Income Tax resulting therefrom shall be allocated to the Overnite Consolidated Group; provided, however, that such Income Tax shall be allocated to UPC to the extent that either (x) the UPC Consolidated Group receives a corresponding and offsetting Tax Benefit in any Post-Offering Period, or (y) the Overall Consolidated Group receives such Tax Benefit relating to such liability in any Pre-Offering Period. The members of the UPC Consolidated Group and the Overall Consolidated Group shall claim all deductions to which they are entitled under the Tax law with respect to any liability giving rise to the application of this Section 3.6.

Section 3.7. Motor Cargo Pre-Consolidation Income Taxes. All Motor Cargo Pre-Consolidation Income Taxes and Tax Benefits relating thereto, shall be allocated to Overnite Corporation.

ARTICLE IV

TAX PAYMENTS AND SETTLEMENTS

Section 4.1. Notice. UPC shall give Overnite Corporation notice within 30 Business Days of assessments, refund claims, or amended returns associated with any Pre-Offering Period so that Overnite Corporation may determine any effect such items may have on its Overnite Separate Return Income Taxes and on its Taxes with respect to any Post-Offering Period.

Section 4.2. Actions by Taxing Authorities. Where a Taxing Authority has made or makes assessments, abatements, credits, refunds, or similar items; or posts payments, assessments, abatements, credits, refunds, or similar items on or against one Party’s Tax account which are properly attributable hereunder to the other Party, the Party receiving such item shall provide notice to the other Party within 30 Business Days of discovering such action and the Parties shall cooperate with each other and work together to resolve the matter with the appropriate Taxing Authority. Where the matter cannot be resolved with the appropriate Taxing Authority, the Parties shall make each other whole as if the Taxing Authority had posted the item to the responsible Party.

Section 4.3. Payments/Refunds. Payments under this Agreement shall be made not later than 11:00 a.m. EST on the day when due in U.S. dollars by wire transfer of immediately available funds to the account designated for that purpose by UPC or Overnite Corporation. Unless a different time is specified for payment hereunder, such payments shall be due fifteen (15) days after appropriate notice is given that such payment is due. Whenever such payments would be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day. If an amount due hereunder has not been paid when due, such amount shall bear interest from the date such payment was due, up to but excluding the date of payment of such amount, at the Applicable Federal Rate, compounded monthly.

ARTICLE V

AUDITS, AMENDED RETURNS, AND LITIGATION

Section 5.1. Conduct of Examinations; Amended Returns; Protests; Litigations.

(a) Except as otherwise provided in this Article V, UPC shall have sole responsibility and control with respect to: determining Tax positions; the conduct of examinations; the filing of administrative refund claims or amended returns; any administrative proceedings (including but not limited to requests for rulings, technical advice memoranda, administrative appeals and alternative dispute resolution procedures); and litigation (including the decision to litigate, the choice of forum and the overall conduct of the litigation) for the Overall Consolidated Group and any member thereof (and for any passthrough entity in which members of the Overall Consolidated Group have a controlling interest) for consolidated Federal Income Taxes and Unitary Income Taxes for any Pre-Offering Period. With respect to any matter that could result in an increase of $50,000 or more in the aggregate in any Overnite Separate Return Income Tax or any Income Tax allocated to Overnite Corporation (or for which Overnite

Corporation is responsible) under this Agreement, UPC shall consult with Overnite Corporation, keep Overnite Corporation fully informed, and request Overnite Corporation’s approval for any final settlement. Overnite Corporation shall not unreasonably withhold such approval and shall respond to any such request within 30 calendar days.

(b) Overnite Corporation shall have sole responsibility and control with respect to: the conduct of examinations; the filing of administrative refund claims or amended returns; any administrative proceedings; and litigation for Motor Cargo for all tax periods beginning before the date Motor Cargo joined the Overall Consolidated Group.

(c) The Parties shall cause all members of the Overall Consolidated Group, and (to the extent within their control) any passthrough entities, to cooperate fully with each other during the course of any examination, refund claim, amended return, administrative proceeding, or litigation. UPC shall keep Overnite Corporation advised of, and shall provide within 30 Business Days to Overnite Corporation any documents relating to any examination, preparation of refund claims or amended returns, administrative proceedings and litigation to the extent Overnite Consolidated Group Items or issues are involved.

(d) If Overnite Corporation shall determine that it is desirable for UPC, Overnite Corporation, or a member of the Overnite Consolidated Group to file a claim for refund or an amended return that in any way involves Federal Income Taxes or Unitary Income Taxes for any Pre-Offering Period, Overnite Corporation shall prepare and submit such proposed claim to UPC, together with a reasoned analysis of the merits of the proposed claim and a statement setting forth when the statute of limitations on filing such claim will expire, in sufficient time for UPC to act on such proposed claim. UPC shall reasonably consider and act on any such claim, provided either (i) such claim does not adversely affect UPC, or (ii) Overnite Corporation agrees, in a manner reasonably satisfactory in form and substance to UPC, to indemnify UPC from and against any Actual Loss that UPC may sustain as a result of the filing of such claim or amended return, the conduct of proceedings relating thereto and the allowance or disallowance (in whole or in part) thereof.

(e) To the extent Overnite Corporation’s obligations to indemnify UPC under Section 7.1(e) are involved, Overnite Corporation shall have the right to participate in any proceedings controlled by UPC related to the Section 338(h)(10) Elections, and to review all correspondence with the Taxing Authority relating to such proceedings.

Section 5.2. Cost of Examinations, Amended Returns, Protests and Litigations. Each Party shall bear all of its own costs incurred in connection with examinations, refund claims, amended returns, administrative proceedings and litigation.

ARTICLE VI

COOPERATION ON RECORDS

Section 6.1. Furnishing of Information and Cooperation.

(a) The Parties shall furnish or cause to be furnished to each other upon request, within 30 Business Days from the date of the request for such information (and in any event within a reasonable time of such request), such information and assistance as are reasonably necessary for the filing of any return, for the preparation for or conduct of any examination, administrative proceeding or litigation relating to Taxes, and for the prosecution or defense of any claim, suit, or proceeding relating to any proposed adjustment to or refund of Tax. The Parties shall cooperate with each other in the conduct of any examination, claim, amended return, administrative proceeding or litigation and each shall execute and deliver (or cause to be executed and delivered) such documents (including but not limited to powers of attorney, returns, elections, and consents) as are necessary to carry out the intent of this Agreement.

(b) If, any change (including but not limited to change in applicable law or regulations or their interpretation by any court of law or other governing body having jurisdiction subsequent to the date of this Agreement) occurs that requires additional information, the Parties shall furnish or cause to be furnished to each other such information and assistance as are reasonable necessary due to the change.

Section 6.2. Notice of Examinations, Amended Returns, Protests and Litigations. Each Party shall promptly give notice to the other of any examination, inquiry, litigation, or proposed or actual assessment by a federal, state, local or foreign Taxing Authority covering any potential Tax liability where one Party may have a right to demand payment for such Tax from, or be indemnified by, the other Party.

Section 6.3. Record Retention. The UPC and Overnite Consolidated Groups shall comply with the record retention provisions of the Code, as interpreted by Treasury Regulations and relevant administrative rulings of the Internal Revenue Service. Neither the UPC nor the Overnite Consolidated Groups shall destroy, or permit the destruction of, any records that may relate to any Tax liability of the Overall Consolidated Group without the other’s written consent.

Section 6.4. Remedies.

(a) In recognition of the fact that most records pertaining to the Overnite Consolidate Group are in the possession of the Overnite Consolidate Group, Overnite Corporation hereby acknowledges and agrees that the failure of any member of the Overnite Consolidated Group or Overnite Unitary Group to comply with the provisions of this Section 6 may result in substantial harm to the UPC Consolidated Group, including the inability to determine or appropriately substantiate a Tax (or a position in respect thereof) for which the UPC Consolidated Group (or a member thereof) would be responsible under this Agreement or appropriately defend against an adjustment thereto by a Taxing Authority, and

(b) In addition to the indemnification provisions of Section 7.4, if any Party fails to provide (i) any cooperation or information requested pursuant to Section 6.1 by the date reasonably specified by the other Party or (ii) any other information requested pursuant to this Agreement within a reasonable period, as determined in good faith by the requesting Party, then, without limiting any other remedy available to the requesting Party for breach of the obligations under this Agreement, the requesting Party shall have the right to engage an accounting firm of its choice to gather such information. Each Party agrees to permit such accounting firm full access to all appropriate records or other information in the possession of any member of such Party’s consolidated group or unitary group during normal business hours, and promptly to reimburse or pay directly all costs and expenses in connection with the engagement of such accountants.

Section 6.5. Cost of Producing Records. Each Party shall bear all of its own costs reasonably incurred in connection with producing any records for the other Party under this Agreement.

ARTICLE VII

INDEMNIFICATIONS

Section 7.1. Federal Income Taxes and Unitary Income Taxes; 2001 Motor Cargo Merger Agreement; Section 338(h)(10) Elections.

(a) Except as provided to the contrary in Sections 7.1(c) and 7.1(e), the members of the UPC Consolidated Group shall be jointly and severally liable for and shall indemnify and hold the members of the Overnite Consolidated Group and Overnite Unitary Group harmless from and against Federal Income Tax and Unitary Income Taxes for any Pre-Offering Period, including the Federal Income Tax and Unitary Income Tax related to Section 338(h)(10) Elections as determined under Article III hereof, but excluding any Motor Cargo Pre-Consolidation Income Taxes.

(b) The members of the Overnite Consolidated Group and Overnite Unitary Group shall be jointly and severally liable for and shall indemnify and hold the members of the UPC Consolidated Group harmless from and against all Taxes for any Post-Offering Period allocated to Overnite Corporation under Article III hereof and all Motor Cargo Pre-Consolidation Income Taxes.

(c) The members of the Overnite Consolidated Group and Overnite Unitary Group shall be jointly and severally liable for and shall indemnify and hold the members of the UPC Consolidated Group harmless from and against (i) any payment relating to Taxes required to be made by UPC under the 2001 Motor Cargo Merger Agreement and (ii) any Actual Loss suffered by UPC, in either case if such payment or Actual Loss is caused by any action taken or failure to act, in either case before or after the Offering Date, by the Overnite Consolidated Group or Overnite Unitary Group that is inconsistent with the treatment of the merger consummated under the 2001 Motor Cargo Merger Agreement as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code; provided, however, that, for purposes of this Section 7.1(c), neither the Acquisition, the Offering, nor any Section 338(h)(10) Election under this Agreement shall be considered an action taken by the Overnite Consolidated Group or the Overnite Unitary Group. The members of the UPC Consolidated Group shall be jointly and severally liable for and shall indemnify and hold Overnite Corporation and its Subsidiaries (including Motor Cargo) harmless from and against any Actual Loss suffered or other liability incurred as a result of the nonqualification of the merger consummated under the 2001 Motor Cargo Merger Agreement as a reorganization within the meaning of Section 368(a)(1)(A) and 368(a)(2)(D) of the Code for any reason other than an action taken or failure to act, in either case before or after the Offering Date, by the Overnite Consolidated Group or Overnite Unitary Group.

(d) The members of the UPC Consolidated Group shall be jointly and severally liable for and shall indemnify and hold the members of the Overnite Consolidated Group harmless from and against any Actual Loss and any Section 338(h)(10) Defense Cost suffered or incurred as a result of the invalidity or ineffectiveness (in whole or in part) of any of the Section 338(h)(10) Elections, if such invalidity or ineffectiveness is caused by an action or failure to act by a member of the UPC Consolidated Group (and not by an action or failure to act by any member of the Overnite Consolidated Group). For purposes of this Section 7.1(d), the retention by UPC of any of the Additional Shares shall not be considered an action or failure to act by a member of the UPC Consolidated Group.

(e) The members of the Overnite Consolidated Group shall be jointly and severally liable for and shall indemnify and hold the members of the UPC Consolidated Group harmless from and against any Actual Loss and any Section 338(h)(10) Defense Cost suffered or incurred as a result of the invalidity or ineffectiveness (in whole or in part) of any of the Section 338(h)(10) Elections, if such invalidity or ineffectiveness is caused by an action or failure to act by a member of the Overnite Consolidated Group (and not by an action or failure to act by any member of the UPC Consolidated Group).

(f) For purposes of this Article VII, the planning of the structure of the Acquisition and the Offering shall not be considered an action (or failure to act) by either Party.

Section 7.2. Separate Return Income Taxes.

(a) The members of the Overnite Consolidated Group shall be jointly and severally liable for and shall indemnify and hold the members of the UPC Consolidated Group harmless from and against all Overnite Separate Return Income Taxes of the Overnite Consolidated Group for all periods, as determined under Section 3.4 hereof.

(b) The members of the UPC Consolidated Group shall be jointly and severally liable for and shall indemnify and hold the members of the Overnite Consolidated Group harmless from and against all UPC Separate Return Income Taxes for all periods, as determined under Section 3.4 hereof.

Section 7.3. Miscellaneous Taxes.

(a) The members of the Overnite Consolidated Group shall be jointly and severally liable for and shall indemnify and hold the members of the UPC Consolidated Group harmless from and against all Overnite Miscellaneous Taxes for all periods, as determined under Section 3.5 hereof.

(b) The members of the UPC Consolidated Group shall be jointly and severally liable for and shall indemnify and hold the members of the Overnite Consolidated Group harmless from and against all UPC Miscellaneous Taxes for all periods, as determined under Section 3.5 hereof.

Section 7.4. Failure to Cooperate on Records. The members of the Overnite Consolidated Group shall be jointly and severally liable for and shall indemnify and hold the members of the UPC Consolidated Group harmless from and against any Actual Loss suffered by the UPC Consolidated Group due to any failure of the Overnite Consolidated Group to comply with the requirements of Article VI of this Agreement. The members of the UPC Consolidated Group shall be jointly and severally liable for and shall indemnify and hold the members of the Overnite Consolidated Group harmless from and against any Actual Loss suffered by the Overnite Consolidated Group due to any failure of the UPC Consolidated Group to comply with the requirements of Article VI of this Agreement.

Section 7.5. Indemnity Payments. Any indemnity payment made under this Article VII shall be reduced to account for Tax Benefits realized by the indemnified Party by reason of the facts and circumstances giving rise to the indemnity payment and increased to account for Taxes incurred on the receipt of the indemnity payment, such that the indemnity payment made to the indemnified Party, when adjusted to take into account such Tax Benefits and Taxes, is equal to the amount required to be indemnified under the relevant section of this Article VII (for example, Actual Losses plus Section 338(h)(10) Defense Costs in the case of a Section 7.1(d) or 7.1(e) indemnity).

ARTICLE VIII

DISPUTES

Section 8.1. Negotiation. UPC and Overnite Corporation shall attempt in good faith promptly to resolve any dispute arising in connection with this Agreement. In the event of any such dispute, either Party may deliver a notice of dispute to the other Party explaining the issue in dispute and beginning the Negotiation Period. Within 90 Business Days of the receipt of such notice, the appropriate representatives of UPC and Overnite Corporation shall meet to attempt to resolve the dispute. If, within a reasonable time thereafter, the dispute is not resolved by agreement of the Parties, or if one of the Parties fails or refuses to negotiate the dispute, the issue shall be settled by arbitration pursuant to this Article VIII. Either Party may terminate the Negotiation Period at any time after 120 Business Days have elapsed since the beginning of the Negotiation Period by giving notice to the other Party. Nothing in this Article VIII shall be construed to extend the time periods set forth in this Agreement during which any Party may make a payment, deliver a notice, provide information, grant or withhold approval or consent or take any other action.

Section 8.2. Arbitration Procedure. Either Party may initiate arbitration by giving the other Party written notice within one year following the end of the Negotiation Period. The place of arbitration shall be St. Louis, Missouri, but not at the offices of any Party. Any time period or deadline specified in this Article VIII may be extended by mutual agreement of the Parties.

Section 8.3. Selection of Arbitrators. UPC and Overnite shall make every reasonable effort to jointly select the arbitrator. If UPC and Overnite are unable to agree on the designated arbitrator within 20 Business Days after either Party gives notice of arbitration, then the arbitration shall be by a panel of three arbitrators. UPC and Overnite shall each appoint one arbitrator. The two arbitrators so appointed shall appoint the third arbitrator. If either UPC or Overnite shall fail to appoint an arbitrator within such 20 Business Day period, the arbitration shall be by the sole arbitrator appointed by the other Party. Whether jointly selected by UPC and Overnite or otherwise, each arbitrator shall be an attorney or accountant who is generally recognized in the Tax community as a qualified and competent Tax practitioner.

Section 8.4. Settlement Proposals. Each Party shall present an overall settlement proposal to the arbitrator or arbitrators which shall encompass all issues to be resolved. The proposals from each Party shall set the outer limits of the range within which the arbitrator or arbitrators may make a determination as to the appropriate settlement result. If such appropriate settlement result is less than $250,000 in amount, it shall be deemed to be zero, unless the arbitrator or arbitrators determine that there was not a reasonable basis for the position of the non-prevailing Party. If such appropriate settlement result is not less than $250,000 in amount, $250,000 shall be subtracted from such appropriate settlement result by the arbitrator or arbitrators in reaching their determination of the amount to be awarded one of the Parties, unless the arbitrator or arbitrators determine that there was not a reasonable basis for the position of the non-prevailing Party.

Section 8.5. Arbitrator’s Determination Final. The determination made by the arbitrator or arbitrators shall be conclusive and binding upon the Parties and shall not be subject to appeal, except in the case of manifest factual or mathematical error, or fraud or bias on the part of the arbitrator or arbitrators. The arbitrator or arbitrators shall also determine which Party shall bear the costs of the arbitration process, including counsel fees, and may allocate such costs between the Parties in any manner.

ARTICLE IX

MISCELLANEOUS

Section 9.1. Sharing of Information. Each Party shall provide the other Party with all relevant Tax accounting information and portions of returns, elections, amended returns, claims for refund, consents, and extensions of the statute of limitations which each files on behalf of the Overall Consolidated Group (or any members thereof) for any periods which are reasonably requested. Such information shall be provided to the other Party within 30 Business Days of the request.

Section 9.2. Confidentiality. The Parties agree that, except as otherwise expressly agreed in writing, any information furnished to the other Party pursuant to this Agreement is confidential. Except to the extent required for the proper filing of returns or resolving a dispute, audit, or litigation, the Parties covenant not to disclose, and not to permit disclosure of, such information to persons other than their own auditors or Tax advisors. Such auditors or Tax advisors shall be instructed to maintain a level of confidentiality with respect to the information as if the furnishing Party were their client. Notwithstanding anything herein or in the Stock Purchase and Indemnification Agreement to the contrary, any Party (and any employee, representative, or other agent of any Party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Acquisition, the Offering, and any other transaction contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure; provided, however, that any such information is required to be kept confidential to the extent necessary to comply with any applicable federal and state securities laws. For purposes of this paragraph, the tax treatment of any transaction is the purported or claimed Federal Income Tax treatment of the transaction, and the tax structure of any transaction includes any fact that may be relevant to understanding the purported or claimed Federal Income Tax treatment.

Section 9.3. Successors. This Agreement is being entered into by the Parties on behalf of themselves and each member of the UPC Consolidated Group and the Overnite Consolidated Group, respectively. This Agreement shall bind each member of the UPC Consolidated Group and the Overnite Consolidated Group, and shall continue to bind each such member whether or not it remains affiliated with UPC or Overnite Corporation, as the case may be, and shall be deemed to have been readopted and affirmed on behalf of any corporation which, subsequent to the date hereof, becomes a member of the UPC Consolidated Group or the Overnite Consolidated Group. This Agreement shall be binding upon and inure to the benefit of any successor to the Parties (by merger, consolidation, liquidation, acquisition of all or substantially all of a Party’s assets, or otherwise) to the same extent as if the successor had been an original party to this Agreement.

Section 9.4. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict-of-laws principles thereof.

Section 9.5. Headings. The headings in this Agreement are for convenience only and shall not be deemed for any purpose to constitute a part of or to affect the interpretation of this Agreement.

Section 9.6. Notices. Except as otherwise specifically provided in this Agreement or agreed to in writing by UPC and Overnite Corporation, all notices, claims, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given either (i) when transmitted by fax or electronic mail, receipt of which is acknowledged by fax or electronic mail, provided a confirming copy is simultaneously mailed (registered or certified mail, postage prepaid, return receipt requested) or (ii) three days after being mailed (registered or certified mail, postage prepaid, return receipt requested), addressed as follows:

(a)	If to UPC:	Vice President-Tax
Union Pacific Corporation
1416 Dodge Street – Room 738
Omaha, NE 68179
Fax No: (402) 271-5972

(b)	If to Overnite Corporation:	Chief Financial Officer
Overnite Corporation
1000 Semmes Avenue
Richmond, VA 23224-2246
Fax No.: (804)-231-8500

or to such other person or address as the Party to whom the communication is to be given may have most recently furnished by notice to the other Party.

Section 9.7. Changes in Law.

(a) Any reference to a provision of the Code or a law of another jurisdiction shall include a reference to any applicable successor provision or law.

(b) If, due to any change in applicable law or regulations or their interpretation by any court of law or other governing body having jurisdiction subsequent to the date of this Agreement, performance of any provision of this Agreement or any transaction contemplated thereby shall become impracticable or impossible, the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such provision.

Section 9.8. Severability. If any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the Parties to the maximum extent practicable. In any event, all other provisions of this Agreement shall be deemed valid, binding, and enforceable to their full extent.

Section 9.9. Effective Date. This Agreement shall become effective upon the Offering Date.

Section 9.10. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed an original but all of which shall together constitute but one and the same instrument.

Section 9.11. Entire Agreement; Termination of Prior Agreements. This Agreement constitutes the entire agreement between the Parties concerning the subject matter hereof and supersedes all prior agreements, written or oral, between or among any members of the UPC Consolidated Group, on the one hand, and any members of the Overnite Consolidated Group, on the other hand, with respect to any Taxes (including but not limited to the 1991 Agreement). Any such prior agreements are hereby terminated and canceled to the extent not incorporated herein, and any rights or obligations existing thereunder are hereby fully and finally settled without any payment by any party thereto. This Agreement may not be terminated or amended except by written agreement executed by the Parties.

IN WITNESS WHEREOF, each of the parties to this Agreement, intending to be legally bound, has caused this Agreement to be executed by its duly authorized officer as of the date first above written.

UNION PACIFIC CORPORATION,

by	/s/ James R. Young
Name:	James R. Young
Title:	Executive Vice President-Finance

OVERNITE CORPORATION,

by	/s/ Patrick D. Hanley
Name:	Patrick D. Hanley
Title:	Senior Vice President and Chief Financial Officer

OVERNITE HOLDING, INC.,

by	/s/ Patrick D. Hanley
Name:	Patrick D. Hanley
Title:	Vice President and Treasurer

APPENDIX I

STATE/LOCAL INCOME TAX RETURNS

UNITARY JURISDICTIONS

Pursuant to Section 3.3, all Unitary Income Tax and Tax Benefit (either as determined on returns as originally filed or as adjusted upon examination, amended return, claim for refund, ultimate settlement, or otherwise), for any Pre-Offering Period in the following jurisdictions shall be allocated to UPC:

Arizona	Kansas	North Dakota
California	Minnesota	Oklahoma
Colorado	Missouri	Oregon
Idaho	Montana	Portland, Oregon
Illinois	Nebraska	Multnomah County, Oregon
Iowa	New Mexico	Utah

SEPARATE RETURN JURISDICTIONS

Pursuant to Section 3.4, all Overnite Separate Return Income Tax and Tax Benefit (either as determined on returns as originally filed or as adjusted upon examination, amended return, claim for refund, ultimate settlement, or otherwise), for all Tax periods in the following jurisdictions shall be allocated to the Overnite Consolidated Group:

Alabama	Warren County Schools,	Dayton, Ohio
Alaska	Kentucky	Sharonville, Ohio
Arkansas	Louisiana	Toledo, Ohio
Connecticut	Maine	Pennsylvania
Delaware	Maryland	Puerto Rico
Florida	Massachusetts	Guaynabo, Puerto Rico
Georgia	Michigan	Rhode Island
Hawaii	Grand Rapids, Michigan	South Carolina
Indiana	Mississippi	Tennessee
Kentucky	New Hampshire	Texas
Bowling Green, Kentucky	New Jersey	Vermont
Lexington, Kentucky	New York	Virginia
Board of Education -	North Carolina	West Virginia
Lexington, Kentucky	Ohio	Wisconsin
Louisville, Kentucky	Cleveland, Ohio